Exhibit 99.1

ADAMAS REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

EMERYVILLE, Calif., May 13, 2014 — Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS) today reported financial results for the quarter ended March 31, 2014.

“During the first quarter we continued to develop our lead wholly-owned product candidate, ADS-5102, for the treatment of levodopa-induced dyskinesia in patients with Parkinson’s disease, and we are now poised to commence our next Phase 3 trial,” said Gregory T. Went, PhD., Chairman and Chief Executive Officer of Adamas. “We also completed our initial public offering further increasing our financial resources and providing the funds to advance ADS-5102 across multiple additional indications.”

For the quarters ended March 31, 2014, and March 31, 2013, Adamas reported total revenues of $176,000 and $30.6 million, respectively. Revenues recognized were from upfront and development milestone payments from the Adamas’ collaboration with Forest Laboratories, Inc. and government grants and contracts.

Research and development expenses for the quarter ended March 31, 2014, were $2.8 million, including $0.4 million in stock-based compensation expense, compared to $2.1 million for the quarter ended March 31, 2013, including $49,000 in stock-based compensation expense. The increase was primarily related to investments in the ADS-5102 clinical program.

General and administrative expenses for the quarter ended March 31, 2014, were $3.1 million, including $0.6 million in stock-based compensation expense, compared to $1.1 million for the quarter ended March 31, 2013, including $71,000 in stock-based compensation expense. The increase was due primarily to headcount-related costs, including stock-based compensation, and consulting costs in anticipation of Adamas’ initial public offering.

Adamas reported a net loss attributable to common stockholders of $6.4 million, or $0.67 per share on a fully diluted basis, for the quarter ended March 31, 2014. In the same period last year, the company reported net income attributable to common stockholders of $18.4 million, or $1.70 per share on a fully diluted basis. The difference between the two periods was primarily the result of the recognition of revenue associated with the collaboration with Forest.

Adamas had $79.8 million in cash and cash equivalents as of March 31, 2014, compared to $85.6 million at December 31, 2013. Subsequently, on April 15, 2014, Adamas completed its initial public offering of 3,000,000 shares of its common stock at a public offering price of $16.00 per share. The shares began trading under the ticker symbol “ADMS” on April 10, 2014. Adamas also issued an additional 81,371 shares on May 6, 2014, pursuant to the over-allotment option granted to the underwriters. Net proceeds from the offering were approximately $42.7 million after deducting underwriting discounts and commissions and estimated offering expenses.

About Adamas

Adamas Pharmaceuticals, Inc. is a specialty pharmaceutical company driven to improve the lives of those affected by chronic disorders of the central nervous system (CNS). The company achieves this by modifying the pharmacokinetic profiles of approved drugs to create novel therapeutics for use alone and in fixed-dose combination products. Adamas’ lead wholly-owned product candidate, ADS-5102, is being developed for a complication of Parkinson’s disease (PD) known as levodopa-induced dyskinesia (LID), and as a treatment for chronic behavioral symptoms associated with traumatic brain injury (TBI). The company’s portfolio also includes an NDA-submitted fixed-dose combination product candidate, MDX-8704, being co-developed with Forest Laboratories, Inc. and an approved controlled-release product Namenda XR®, which Forest developed and is marketing in the United States under an exclusive license from Adamas. For more information about Adamas, please visit www.adamaspharma.com.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because

such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “poised” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. Such statements contained in this press release include expectations regarding the timing of any commencement of a Phase 3 registration study for ADS-5102 in levodopa-induced dyskinesia and the potential advancement of ADS-5102 in additional indications. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, as well as risks relating to Adamas’ business in general, see Adamas’ prospectus dated April 9, 2014, filed with the Securities and Exchange Commission.

Namenda XR® and Namenda® are registered trademarks of Merz Pharma GmbH & Co. KGaA.

For questions, please contact:

Julie Wood

Investor Relations & Corporate Communications

Adamas Pharmaceuticals, Inc.
Phone: 510-450-3528

— Financial Tables Attached —

Adamas Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Statements of Operations Data

(in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013

Revenue	$176	$30,583

Operating expenses
Research and development	2,758	2,078
General and administrative	3,109	1,120
Total operating expenses	5,867	3,198
Income (loss) from operations	(5,691)	27,385
Other income (expense), net	(688)	(421)
Income (loss) before income taxes	(6,379)	26,964
Income tax expense	(1)	(195)
Net income (loss)	$(6,380)	$26,769

Net income (loss) attributable to common stockholders
Basic	$(6,380)	$17,642
Diluted	$(6,380)	$18,378

Net income (loss) per share attributable to common stockholders
Basic	$(0.67)	$1.86
Diluted	$(0.67)	$1.70

Weighted average number of shares used in computing net income (loss) attributable to common stockholders
Basic	9,525	9,496
Diluted	9,525	10,798

Adamas Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Balance Sheet Data

(in thousands, except per share data)

	March 31, 2014	December 31, 2013

Assets
Current assets
Cash and cash equivalents	$79,799	$85,612
Accounts receivable, net	251	129
Prepaid expenses and other current assets	542	267
Total current assets	80,592	86,008
Property and equipment, net	254	199
Deferred offering costs and other assets	1,949	9
Total assets	$82,795	$86,216
Liabilities, convertible preferred stock and stockholders’ equity
Current liabilities
Accounts payable	$1,985	$2,097
Accrued liabilities	2,430	2,119
Other current liabilities	4	2
Total current liabilities	4,419	4,218
Warrant liability	4,020	6,232
Deferred revenue and other liabilities	11	12
Total liabilities	8,450	10,462

Convertible preferred stock	23,013	19,149

Stockholders’ equity
Common stock	14	14
Additional paid-in capital	78,270	77,163
Accumulated deficit	(26,952)	(20,572)
Total stockholders’ equity	51,332	56,605
Total liabilities, convertible preferred stock and stockholders’ equity	$82,795	$86,216

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